UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2016

NOBLE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 872-3100

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 6, 2016, Noble Energy, Inc. (the “Company”) entered into a term loan agreement with Citibank, N.A. (“Citibank”), as administrative agent, Mizuho Bank, Ltd. (“Mizuho”), as syndication agent, and certain other financial institutions party thereto (the “Term Loan Agreement”), which provides for a new three-year term loan facility in a principal amount of up to $1.4 billion. The loans drawn under the Term Loan Agreement (collectively, the “Term Loans”) will be used by the Company to fund the purchase of certain outstanding senior notes pursuant to the cash tender offers described below and the payment of fees and expenses incurred in connection with the tender offers and the Term Loan Agreement. If the aggregate amount of the Term Loans drawn by the Company for such purposes is less than $1.4 billion, then the remaining commitments under the Term Loan Agreement will be terminated.

The Term Loans will accrue interest, at the Company’s option, at either (a) a base rate equal to the highest of (i) the rate announced by Citibank, N.A., as its prime rate, (ii) the Federal Funds Rate plus 0.5%, and (iii) a London interbank offered rate plus 1.0%, plus a margin that ranges from 10 basis points to 75 basis points depending upon the Company’s credit rating, or (b) a London interbank offered rate, plus a margin that ranges from 100 basis points to 175 basis points depending upon the Company’s credit rating.

The Term Loan Agreement contains customary representations and warranties, affirmative and negative covenants and events of default that are consistent with those contained in the Company’s existing $4.0 billion revolving credit facility. The Term Loan Agreement requires that the Company’s total debt to capitalization ratio, expressed as a percentage, not exceed 65 percent at any time. A violation of this covenant would result in a default under the Term Loan Agreement, which could require the immediate repayment of the Term Loans. The Term Loans may be pre-paid in full or in part at any time prior to its maturity without premium.

Certain lenders that are a party to the Term Loan Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses. Affiliates of Citibank and Mizuho are acting as dealer managers in connection with the tender offers described below.

The foregoing description of the material terms and conditions of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

The information included or incorporated by reference in Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03 of this current report.

Item 7.01. Regulation FD Disclosure.

On January 6, 2016, the Company issued a press release announcing its commencement of cash tender offers for its outstanding 5.875% Senior Notes due 2024, 5.875% Senior Notes due 2022 and 5.625% Senior Notes due 2021. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information and exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Term Loan Agreement dated as of January 6, 2016 among Noble Energy, Inc., Citibank, N.A, as administrative agent, Mizuho Bank, Ltd., as syndication agent, and certain financial institutions as are or may become parties thereto

99.1	Press Release dated January 6, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

NOBLE ENERGY, INC.

Date: January 6, 2016	By:	/s/ Kenneth M. Fisher
Kenneth M. Fisher
Executive Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Term Loan Agreement dated as of January 6, 2016 among Noble Energy, Inc., Citibank, N.A, as administrative agent, Mizuho Bank, Ltd., as syndication agent, and certain financial institutions as are or may become parties thereto

99.1	Press Release dated January 6, 2016